[Letterhead of Dollar General Corporation]

Richard W. Dreiling

Chief Executive Officer

Phone:  615-855-5888

April 9, 2008

Mr. David Bere

100 Mission Ridge

Goodlettsville, TN 37072

Re:

Notice of Entry into Subsequent Employment Term

Dear David:

In connection with the closing of the acquisition contemplated in that certain Agreement and Plan of Merger, dated as of March 11, 2007, by and among Buck Holdings, L.P., a Delaware corporations (“Parent”), Buck Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and the Dollar General Corporation (“Company”), you and the Company executed an employment agreement (the “Employment Agreement”), the terms of which became effective on July 6, 2007. All capitalized terms not defined herein shall have the meaning set forth in your Employment Agreement.

Pursuant to the Employment Agreement and to that notification letter to you from the Company dated January 8, 2007, you are currently serving in the Transition Period as defined in the Employment Agreement. The Transition Period ended on April 8, 2008.

In accordance with the provisions of the Employment Agreement, you and the Company have agreed to your continued employment, for a five year term beginning on April 8, 2008, as President and Chief Strategy Officer. Your employment from and after such date will be governed by the existing Employment Agreement and such five-year term shall be deemed the Subsequent Employment Term, as defined therein. For fiscal year 2008, your annual cash bonus opportunity under the Company’s 2008 Bonus Plan approved by the Compensation Committee of the Board shall be governed under the terms of that Plan, but, to the extent earned, any payment shall be pro rated or divided as follows:

(i)

For the two months of the Transition Period of 2008 (i.e., February and March),  any payout will be based on  the Threshold Bonus

(35%), Target Bonus (140%) and Maximum Bonus (280%) levels as defined in paragraph 6(b)(i) of the Employment Agreement;

(ii)

For the remainder of the year, any payout will be determined under the Bonus Plan for officers of the Company at your grade level (pursuant to which, currently, your Threshold Bonus will be 35% of Base Salary, your Target Bonus will be 70% of Base Salary and your Maximum Bonus will be 140% of Base Salary)

For each future fiscal year going forward, your cash bonus opportunity shall be as determined under the Bonus Plan for officers of the Company at your grade level. Where applicable, the Employment Agreement will be deemed amended to reflect the agreements contained in this letter agreement, and none of the changes to the terms of your employment with the Company as set forth herein shall give rise to any right to resign and receive severance payments or benefits under Section 12 of the Employment Agreement.

Please acknowledge your agreement to the foregoing by signing below and returning a copy of your executed letter agreement to me.

Sincerely,

/s/ Rick Dreiling
Rick Dreiling, CEO
Dollar General Corporation

Acknowledged and Agreed this 9th day of April, 2008.

/s/ David L. Bere
David Bere